Exhibit 4.3

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.08
(a)(2)	7.08
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.08
(b)	**
311(a)	**
(b)	**
312(a)	5.01, 5.02
(b)	**
(c)	**
313(a)	**
(b)(1)	N.A.
(b)(2)	**
(c)	16.03
(d)	**
314(a)(1)	4.06
(a)(2) and (3)	**
(a)(4)	4.08
(b)	N.A.
(c)	16.05
(d)	N.A.
(e)	16.05
(f)	N.A.
315(a)	7.01(a)
(b)	6.10
(c)	7.01
(d)	7.01
(e)	6.11
316(a)
(last sentence)	8.04
(a)(1)	6.09
(a)(2)	N.A.
(b)	6.06, 6.09
(c)	8.01
317(a)	6.04
(b)	4.04

318(a)	**
(b)	**
(c)	**
*	This Cross-Reference Table does not constitute part of the Indenture and shall not have any bearing on the interpretation of any of its terms or provisions.
**

Deemed to govern under Section 318(c) of the TIA, which provides that the provisions of Sections 310 to and including Section 317 of the TIA are a part of and govern every qualified indenture, whether or not physically contained therein.

N.A. means not applicable.